EXHIBIT 99.1

DEEP WELL ENTERS INTO SETTLEMENT AGREEMENT

JANUARY 31, 2007 - 8:30 EST

EDMONTON, ALBERTA - (CCN Matthews - January 31, 2007), Deep Well Oil & Gas, Inc. and its subsidiaries ("Deep Well") (PINK SHEETS: DWOG) are pleased to announce that Deep Well has entered into a settlement agreement with certain investors to settle certain allegations made by such investors arising under the stock purchase agreement and registration rights agreement entered into by the investors and Deep Well’s prior management.

The settlement agreement provides, without any party acknowledging any liability, for:

•	the amendment of the stock purchase agreement to delete certain restrictions on Deep Well’s ability to enter into any future financings;

•	the termination of the registration rights agreement and the obligations of Deep Well arising thereunder;

•
the issuance to the investors of an aggregate of 1,600,000 (one million six hundred thousand) shares of common stock of the Company (the “Shares”), including the granting of certain piggyback registration rights related thereto; and

•	the full and final settlement of all existing or potential claims between Deep Well and the investors arising under the stock purchase agreement and registration rights agreement.

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Company's proposed oil and gas related business. The Company's business is subject to various risks, which are discussed in the Company's filings with the Securities and Exchange Commission ("SEC"). The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement. Deep Well Oil & Gas, Inc. (PINK SHEETS: DWOG)

CONTACT INFORMATION
Deep Well Oil & Gas, Inc.
Investor Relations
1 888-OILSAND (1-888-645-7263)
www.deepwelloil.com